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                                                                      EXHIBIT 12




           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
           -----------------------------------------------------------
                          FIRST UNION MANAGEMENT, INC.
                          ----------------------------
             STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
             -------------------------------------------------------
                    AND COMBINED NET INCOME TO FIXED CHARGES
                    ----------------------------------------
                          (IN THOUSANDS, EXCEPT RATIOS)

                                              3 Months Ended
                                                 March 31,                            Years Ended December 31,
                                            ------------------          ------------------------------------------------------
                                              1997       1996             1996       1995        1994         1993        1992
                                            -------    -------          --------   --------    --------     --------    ------

Income (loss) before capital gain or
  loss, extraordinary loss and
  cumulative effect of accounting
  change                                    $ 2,178    $  (877)         $ 4,422    $ 3,256     $ 6,485      $10,276     $12,657

Add fixed charges, exclusive of
  construction interest capitalized           5,404      5,869           24,018     22,987      21,865       19,103      19,469
                                            -------     ------          -------    -------     -------       ------     -------

Income from operations, as defined            7,582      4,992           28,440     26,243      28,350       29,379      32,126
Capital gains                                   ---        ---              ---     29,870         ---        4,948       5,775

Reduction for unrealized loss on
  carrying value of assets
 identified for disposition                     ---        ---              ---   ( 14,000)        ---          ---         ---
                                            -------    -------          -------    -------     -------      -------     -------

Net income, as defined                      $ 7,582    $ 4,992          $28,440    $42,113     $28,350      $34,327     $37,901
                                            =======    =======          =======    =======     =======      =======     =======


Fixed charges:
  Interest
     - Mortgage loans                       $ 2,426    $  1,825         $ 8,877    $ 7,670     $ 7,335      $ 5,777     $ 6,182
     - Senior notes                           2,219       2,326           9,090      9,305       9,305        5,779       4,199
     - 10.25% debentures                        ---         ---             ---        ---         ---        3,214       3,858
     - Bank loans and other                     611       1,568           5,459      5,422       4,640        3,747       4,694
     - Capitalized interest                     ---          81             121        169         ---          ---         ---
     Amortization of debt issue costs            52          49             196        184         168          162         122
     Rents (1)                                   96         101             396        406         417          424         414
                                            -------    --------         -------    -------     -------      -------     -------

Fixed charges, as defined                   $ 5,404    $  5,950         $24,139    $23,156     $21,865      $19,103     $19,469
                                            =======    ========         =======    =======     =======      =======     =======

Preferred dividend accrued                  $ 1,208    $    ---         $   845    $   ---     $   ---      $   ---     $   ---
                                             ======     =======          ======     ======      ======       ======      ======

Ratio of income from operations, as
 defined, to fixed charges                     1.40         .84            1.18       1.13       1.30          1.54        1.65
                                            =======    ========         =======    =======     ======       =======     =======


Ratio of net income, as defined,
 to fixed charges                              1.40         .84            1.18       1.82       1.30          1.80        1.95
                                            =======    ========         =======    =======     ======       =======     =======


Ratio of net income from operations
 as defined, to fixed charges and
 preferred dividend                            1.15         .84            1.14       1.82       1.30          1.80        1.95
                                            =======    ========         =======    =======     ======       =======     =======

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.


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